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                                                                    Exhibit 10.2

                              SEPARATION AGREEMENT

      The following sets forth the terms of a Separation Agreement between Ilan Slasky ("IS") and Net2Phone, Inc. ("N2P") and is intended to be binding on the parties hereto ("Separation Agreement").

1. Resignation: IS hereby resigns as the Chief Financial Officer of N2P and as an officer and/or director of the Net2Phone Charitable Foundation (the "Foundation") and/or of any other subsidiary or affiliate of N2P, effective January 4, 2002 ("Resignation Date").

2. Consulting Services: IS will provide consulting services to N2P, and/or as directed by N2P, to Adir Technologies, Inc. ("Adir"), for a four year period commencing on the Resignation Date. N2P will reimburse IS for direct, out-of-pocket expenses incurred by IS relating to any overnight travel requested by N2P or Adir.

3. Waiver: Other than with respect to his rights under this Separation Agreement, IS waives all claims, and releases and forever discharges and covenants not to sue or proceed on the basis of any claims, against N2P, and its subsidiaries and affiliates, including Adir, arising from his employment, including rights arising under his employment agreement with N2P. Other than with respect to its rights under this Separation Agreement, N2P and its subsidiaries and affiliates, including Adir, waive all claims and release and forever discharge and covenant not to sue or proceed on the basis of any claims, against IS arising from his employment, including any of its rights arising under his employment agreement with N2P.

4. Non-Compete: IS acknowledges that (i) N2P, its subsidiaries and affiliates, including Adir (for purposes of paragraphs 4, 5 and 6, "N2P") are currently engaged in the Internet telephony business, (ii) his work for N2P has provided him with access to trade secrets of and confidential information concerning N2P, and (iii) the agreements and covenants contained in this Separation Agreement are essential to protect the business and goodwill of N2P. Accordingly, IS covenants and agrees that during the Restricted Period (defined below), IS shall not
         (1) be employed in any capacity by, or consult with or engage or participate in any fashion in the Internet telephony business (a "Competitive Business") on his own behalf or on behalf of any person or entity, and IS shall not acquire a financial interest in any Competitive Business (except for publicly traded equity interests that do not exceed five percent (5%) in the aggregate of all classes of equity of any such Competitive Business) or (2) directly or indirectly solicit or encourage any employee of N2P or any of its subsidiaries or affiliates to leave the employment of N2P. For purposes hereof, the "Restricted Period" shall be the two year period commencing on the Resignation Date.

5. Confidential Information: During the term of this Separation Agreement and at all times thereafter, IS agrees that he will not divulge to anyone (other than N2P or any persons employed or designated by N2P) any knowledge or information of a confidential or proprietary nature relating to the business of N2P or any of its subsidiaries or affiliates, including, without limitation, all trade secrets (unless readily ascertainable from public or published information or trade sources) and confidential commercial information, and IS further agrees not to disclose, publish or make use of any such knowledge or information without the consent of N2P.

6. Enforcement: IS acknowledges and agrees that N2P will have no adequate remedy at law, and could be irreparably harmed, if IS breaches or threatens to breach any of the provisions of paragraphs 4 and 5 of this Separation Agreement. IS agrees that N2P shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of paragraphs 4 and 5, and to specific performance of each of the terms of this paragraph in addition to any other legal or equitable remedies that N2P may have. IS further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of paragraphs 4 and 5, raise the defense that N2P has an adequate remedy at law.

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7.       Stock Option Repricing: As of the date hereof, IS has an Option to purchase 200,000 shares of N2P common stock that was to be priced at $3.50 per share in connection with a repricing program recently approved by the Board of Directors of N2P, and an Option to purchase approximately 72,000 shares at $3.33 per share (collectively the "Existing Options"). Within 30 days of the date this Agreement is fully executed (the exact day during such 30-day period to be determined by N2P in its sole discretion), N2P will (a) grant to IS an Option to purchase an additional 28,000 shares of common stock at $0.01 per share, or such greater or lesser number of shares as is necessary for the total of IS's shares subject to stock options to be equal to 300,000 (the "New Option"), and (b) reprice the Existing Options to $0.01 per share, and upon such event, the Existing Option and New Option shall be fully vested and exercisable as of such date and the parties hereto mutually agree that such Options with respect to such 300,000 shares shall be automatically exercised as of such date for shares of N2P, and IS covenants and agrees to limit the per day sale of the shares resulting from the exercise of the Existing Options and New Options to the greater of (a) 30,000 shares and (b) 20% of the average trading volume of N2P shares for the preceding five days. Notwithstanding the foregoing limitations, IS will be permitted to sell such shares resulting from the exercise of such Options in a block trade with a single buyer.

8. Severance: N2P shall continue to pay to IS his base salary of $225,000 in effect on the Resignation Date, and (ii) the 25% annual bonus amount in effect for IS on the Resignation Date, for a period of two years following the Resignation Date. Such amount shall be paid in 26 equal installments of $10,817.30 annually, less any applicable withholding, in a manner consistent with the payroll practice of N2P. If N2P fails to pay 3 or more installments per year when due, all of the remaining amounts to which IS is entitled pursuant to this paragraph 8 shall become immediately due and payable.

9. Loan Forgiveness: IS has the following loans outstanding to N2P: (a) a loan from N2P with an initial principal amount of $298,438 (the "IPO Loan"), and (b) a $1.2 million line of credit from N2P with respect to which IS borrowed the entire amount (the "N2P Line of Credit") (the loans set forth above, and all accrued interest on such loans, the "Debt"). The Debt will be forgiven ratably in four equal installments upon the completion of each the first four years of the consulting period described in paragraph 2 hereof. Such Debt forgiveness and waiver shall be accelerated upon change in control of N2P (as defined in N2P's 1999 Stock Option and Incentive Plan) occurring after the date of this Separation Agreement.

10. Charitable Contribution. The Foundation shall contribute an aggregate of $100,000 to eligible charities, as defined by the Foundation, designated by IS, as follows: for the year commencing March 1, 2001 and ending February 28, 2002 ("Year 1"), the Foundation shall match the donations made by IS as requested by IS to a maximum of $50,000; and for the years commencing March 1, 2002 and March 1, 2003, the Foundation shall match and/or make such additional donations to eligible charities as requested by IS, the aggregate of which shall not exceed $100,000 less any contributions made by the Foundation during Year 1.

11. Insurance: For a 2-year period commencing on the Resignation Date, N2P will continue to provide IS and his dependents, at its sole cost, with the medical, dental, disability and life insurance coverage, or equivalent coverage, as was provided immediately prior to the Resignation Date.

12. Car Allowance: For a 2-year period commencing on the Resignation Date, N2P will continue to provide IS with an auto allowance for one (1) auto consistent with the allowance provided to him immediately prior to the Resignation Date.

13. Company Property: At the completion of the term of consulting period described in paragraph 2 hereof, IS shall return all property of N2P and Adir; provided, however, that IS will be permitted to keep the personal computer, monitor, printer and PDA provided to him by N2P.

14. Disclosure: The parties mutually agree not to disclose the terms and conditions of this Separation Agreement, except that N2P shall have the right to make such disclosures as reasonably required by law in the opinion of its legal counsel. Notwithstanding the foregoing, IS and N2P may disclose such terms to their respective legal and financial advisors and IS may disclose such terms to his immediate family members.

15. Miscellaneous: Effective upon the Resignation Date, N2P will release IS from his status as an SEC reporting person. Notwithstanding the foregoing, IS remains fully and solely responsible for compliance with all requirements of all Federal and State securities laws in connection with the disposition of his shares of N2P and will indemnify N2P from any liabilities arising out of his disposition of any of such shares in violation of any of such laws. N2P agrees to provide IS all rights of indemnification and all officer's insurance coverage in affect, relating to the period of time IS served as an officer of N2P, to the fullest extent permitted by law and by its Certificate of Incorporation and By-laws, as in effect on the Resignation Date.

16. Entire Agreement/Amendment: This Separation Agreement contains the entire understanding of the parties with respect to the subject matter hereof and, except as specifically provided herein (including, without limitation IS's rights to Options pursuant to paragraph 7 hereof), cancels and supersedes any and all other agreements between the parties with respect to the subject matter hereof, including, without limitation any employment agreement between IS and N2P. Any amendment or modification of this Separation Agreement shall not be binding unless in writing and signed by the parties hereto.

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17.      Successors and Assigns: This Separation Agreement shall be binding upon and shall inure to the benefit of N2P, its successors, affiliates and any person or other entity that succeeds to all or substantially all of the business, assets or property of N2P. To the extent not otherwise provided by application of law, N2P will require any successor (whether direct or indirect, by purchase, merger, consolidation, transfer or otherwise) to all or substantially all of the business, assets or property of N2P, to expressly assume and agree to perform the obligations of N2P under this Separation Agreement in the same manner and to the same extent that N2P is required to perform hereunder. As used in this Separation Agreement, "N2P" shall mean N2P as hereinbefore defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this paragraph 17 or which otherwise becomes bound by all the terms and provisions of this Separation Agreement by operation of law. Except as provided by the foregoing provisions of this paragraph 17, any assignment of this Separation Agreement, or any part hereof, by N2P shall not relieve N2P of its obligations under paragraphs 7 through 10.

         This Separation Agreement and all rights of IS hereunder shall inure to the benefit of and be enforceable by the IS's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If IS should die while any amounts are due and payable to IS hereunder, all such amounts, unless otherwise provided herein, shall be paid to IS's designated beneficiary or, if there is no such designated beneficiary, to the legal representatives of IS's estate. This Separation Agreement is personal in nature and the obligations of IS hereunder are not be assignable to any person.

18. Severability/No Waiver: In the event that any provision of this Separation Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Separation Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Separation Agreement. The failure of a party to insist upon strict adherence to any term of this Separation Agreement or any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Separation Agreement.

19. Notices: All notices which may be necessary or proper for either N2P or IS to give to the other shall be in writing and shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by overnight courier, to IS at:

                                    Ilan Slasky

         with a copy to:

                                    Joel I. Krasnow, Esq.
                                    Dewey Ballantine LLP
                                    1301 Avenue of the Americas
                                    New York, New York 10019

         ; and, shall be sent in the manner described above to the Secretary of N2P at its principal executives offices at:

                                    520 Broad Street
                                    Newark New Jersey  07102

         with a copy to:            General Counsel


         Any party may by like notice to the other party change the address at which he or they are to receive notices hereunder.

20. Governing Law: This Separation Agreement shall be governed by and enforceable in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflict of laws thereof and the resolution of any dispute relating to this Separation Agreement shall be venued within the State of New Jersey.

21. Counterparts: This Separation Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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        IN WITNESS WHEREOF, the parties have hereunto set their hands and seals to the Separation Agreement between Ilan Slasky and Net2Phone, Inc. on this 22th day of January 2002.


WITNESS OR ATTEST:                        Ilan Slasky:


     s/ Glenn Williams                         s/ Ilan Slasky
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WITNESS OR ATTEST:                        Net2Phone, Inc.


     s/ Glenn Williams                    By: s/ Stephen M. Greenberg
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WITNESS OR ATTEST:                        Solely with respect to paragraph 3
                                          hereof, Adir Technologies, Inc.


     s/ Glenn Williams                    By: s/ David Greenblatt
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